UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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DSP Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DSP GROUP, INC.

Notice of Annual Meeting of Stockholders

To Be Held May 4, 2004

To the Stockholders of DSP GROUP, INC.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of DSP Group, Inc., a Delaware corporation, will be held at the Drake Swissotel, 440 Park Avenue at 56th Street, New York City, New York, 10022, on Tuesday, May 4, 2004, at 10:00 a.m., local time, for the following purposes:

1. Election of Directors. To elect three Class I directors to serve until the 2007 annual meeting of stockholders or until their successors are elected and qualified;

2. Selection of Independent Auditors. To ratify the appointment of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as our independent auditors for the year ending December 31, 2004; and

3. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached and made a part hereof.

Our board of directors has fixed the close of business on March 10, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

Whether or not you expect to attend the annual meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to ensure that all of your shares will be voted. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors,

Eliyahu Ayalon

Chairman of the Board and

Chief Executive Officer

Santa Clara, California

March 24, 2004

Mailed to Stockholders

on or about March 31, 2004

DSP GROUP, INC.

3120 Scott Boulevard

Santa Clara, California 95054

PROXY STATEMENT

FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

General Information

This proxy statement is furnished to the stockholders of DSP Group, Inc., a Delaware corporation, in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at the annual meeting of stockholders to be held on Tuesday, May 4, 2004, at 10:00 a.m., local time, at the Drake Swissotel, 440 Park Avenue at 56th Street, New York City, New York, 10022, and any adjournment or postponement thereof. The shares represented by proxies received, properly marked, dated, executed and not revoked will be voted at the annual meeting.

Our Internet Web site address is www.dspg.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge through our Web site as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. We will also provide the reports in electronic or paper form free of charge upon request. All materials filed by us with the Commission also can be obtained at the Commission’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549 or through the Commission’s Web site at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Solicitation, Record Date and Voting Procedures

The solicitation of proxies will be conducted by mail and we will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the annual meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the annual meeting to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically or by facsimile through our officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

The close of business on March 10, 2004 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the annual meeting. As of the close of business on the record date, we had 28,841,976 shares of common stock outstanding and entitled to vote at the annual meeting. The presence at the annual meeting of a majority of these shares of our common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. An automated system administered by our transfer agent will tabulate votes cast by proxy and a representative of the transfer agent will act as inspector of elections to tabulate votes cast in person at the annual meeting. Each outstanding share of common stock on the record date is entitled to one vote on all matters.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the annual meeting. Abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a “no” vote on such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained.

With respect to our proposal 1 of this proxy statement, the director nominees will be elected by a plurality of the votes of shares of our common stock represented and voted at the annual meeting, and abstentions and broker “non-votes” will have no effect on the outcome of the election of director nominees. With respect to proposal 2 of this proxy statement, the affirmative vote of a majority of shares of our common stock represented and voted at the annual meeting is required for approval. Abstentions will have the same effect as “no” votes on proposal 2, whereas broker “non-votes” will have no effect on such proposals.

The Proxy

The persons named as proxyholders, Eliyahu Ayalon and Moshe Zelnik, were selected by our board of directors and currently serve as our executive officers.

All shares represented by each properly executed, unrevoked proxy received in time for the annual meeting will be voted in the manner specified therein. If no specification is made on the proxy as to any one or more of the proposals, the common stock represented by the proxy will be voted as to the proposal for which no specification is given as follows: FOR the election of the director nominees named in this proxy statement; FOR the ratification of the selection of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as our independent auditors for the 2004 fiscal year; and, with respect to any other matters that may come before the annual meeting, at the discretion of the proxyholders. We do not presently know of any other business to be conducted at the annual meeting.

Revocability of Proxy

If the shares of common stock are held in your name, you may revoke your proxy given pursuant to this solicitation at any time before the proxy card is voted by: (i) delivering to us (to the attention of Moshe Zelnik, our Secretary), at the address of our principle executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or (ii) attending the annual meeting and voting in person. If your shares are held in “street name,” you should follow the directions provided by your broker regarding how to revoke your proxy. Your attendance at the annual meeting after having executed and delivered a valid proxy card will not in and of itself constitute a revocation of your proxy. You will be required to give oral notice of your intention to vote in person to the inspector of elections at the annual meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws authorize the number of directors to be not less than five or more than nine. The number of directors on our board of directors is currently fixed at six. The board is divided into three classes: Class I, Class II and Class III. Each director serves a three-year term. The board is currently composed of three Class I directors (Messrs. Eliyahu Ayalon, Zvi Limon and Louis Silver), whose terms will expire at this annual meeting; two Class II directors (Messrs. Yair Seroussi and Yair Shamir), whose terms will expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2005, and one Class III director (Mr. Patrick Tanguy), whose term will expire at the annual meeting of stockholders to be held in 2006. At each annual meeting of stockholders, directors will be elected for full terms of three years to succeed those directors whose terms are expiring.

At this annual meeting, the stockholders will elect three Class I directors. Messrs. Ayalon, Limon and Silver have been nominated to serve a three-year term, until the annual meeting of stockholders to be held in 2007, or until their successors are elected or appointed and qualified, or until their earlier resignation or removal. Our board has no reason to believe that any of Messrs. Ayalon, Limon and Silver will be unable or unwilling to serve as a nominee or as a director if elected.

Class I Director Nominees

Eliyahu Ayalon joined us in April 1996 as President, Chief Executive Officer and director. In January 2000, Mr. Ayalon was appointed to serve as Chairman of our board. Mr. Ayalon is also a member of the board of directors of Ceva, Inc. (f.k.a. ParthusCeva, Inc.), a developer and licensor of DSP cores and related platform-level IP to the semiconductor industry, as of November 2002, and was the Chairman until February 2004. Mr. Ayalon previously served as President and Chief Executive Officer of Mennen from May 1992 to April 1996. Mr. Ayalon is also a member of the board of directors of M Systems Flash Disk Pioneers Ltd., a developer and manufacturer of data storage products.

Zvi Limon has served as one of our directors since February 1999. Mr. Limon is currently self-employed. He served as Chairman of Limon Holdings Ltd., a consulting and investment advisory firm, from October 1993 to July 2000. The Company elected and agreed to nominate Mr. Limon to the board of directors as a representative of Magnum Technology, Ltd. under certain conditions pursuant to the terms of a stock purchase agreement, dated February 11, 1999, with Magnum, filed as an exhibit to our quarterly report on form 10-Q for the quarter ended March 31, 1999. Since November 2002, Mr. Limon is also a member of the board of directors of Ceva, Inc., and of several private companies.

Louis Silver has served as one of our directors since November 1999. Mr. Silver is currently self-employed. Since November 2002, Mr. Silver is also a member of the board of directors of Ceva, Inc. He served as an advisor and counsel to the Discount Bank & Trust Company, an international bank, from September 1996 to July 2002. From April 1992 to December 1995, Mr. Silver served as Vice President, Secretary and General Counsel of Sapiens International, a provider of enterprise-wide, mission-central business solutions.

Director Independence

Our board of directors has determined that the director nominees, Messrs. Limon and Silver, are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. Mr. Ayalon is considered an inside director because he is our Chief Executive Officer.

Required Vote

The nominees will be elected by a plurality of the votes cast. Abstentions and broker non-votes are not counted toward the nominees’ total.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF THE DIRECTOR NOMINEES NAMED ABOVE.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information with respect to our executive officers and directors as of March 1, 2004:

Name	Age	Position
Eliyahu Ayalon	61	Chairman of the Board and Chief Executive Officer
Boaz Edan	45	Chief Operating Officer
Moshe Zelnik	49	Vice President, Finance, Chief Financial Offcer and Secretary
Zvi Limon (1)(2)	45	Director
Yair Seroussi (2)(3)	48	Director
Yair Shamir (1)(2)	58	Director
Louis Silver (1)(3)	50	Director
Patrick Tanguy (2)(3)	43	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nomination and corporate governance committee

Eliyahu Ayalon. See the description provided in proposal 1 of this proxy statement.

Boaz Edan joined us in May 1999 as Vice President, Operations and served as Senior Vice President, Products Division Manager until October 2002 whereby he became our Chief Operating Officer. Mr. Edan previously served as Material Director of Tower Semiconductor Ltd., a foundry manufacturer of semiconductor integrated circuits, from 1996 to May 1999.

Moshe Zelnik joined us in May 1999 as Vice President of Finance, Chief Financial Officer and Secretary. Mr. Zelnik previously served as Senior Vice President and Chief Financial Officer of Mennen from May 1994 to April 1999.

Zvi Limon. See the description provided in proposal 1 of this proxy statement.

Yair Seroussi has served as one of our directors since February 2003. Mr. Seroussi is currently the Managing Director of AMDEAL Ltd., an entity acting as the advisory director of Morgan Stanley in charge of its activities in Israel since 1993. Mr. Seroussi also serves as a director of Synel Systems, a provider of data collection and access control systems, and of several private companies.

Yair Shamir has served as one of our directors since October 1996. He has served as President and Chief Executive Officer of VCON Telecommunications, Ltd., a developer and marketer of video conferencing systems, since February 1997. From 2000 to present, Mr. Shamir has served as the Chairman of Catalyst Fund L.P., a venture capital firm. He currently serves as a director of Mercury Interactive, a provider of performance management solutions; Orckit Communications, Limited, a developer and manufacturer of local loop communications systems; and B.O.S. Better Online Solutions, Ltd., a developer of connectivity solutions.

Louis Silver. See the description provided in proposal 1 of this proxy statement.

Patrick Tanguy has served as one of our directors since November 1999. Mr. Tanguy has served as Chief Executive Officer of Technal Group, an aluminum building systems company, since October 1999. From May 1998 to September 1999, Mr. Tanguy served as a director of Hays DX France, an express transport services company. From August 1993 to April 1998, he served as the Chairman of Groupe DAFSA, a supplier of economic data and financial information about French companies.

Director Independence

Our board of directors has determined that all non-employee directors of the board, consisting of Messrs. Limon, Seroussi, Shamir, Silver and Tanguy, are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. In making this determination, our board of directors considered transactions and relationships between each director or his or her immediate family and the company and our subsidiaries, including those reported in the section below captioned, “Certain Relationships and Related Transactions.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our board affirmatively determined, based on its understanding of such transactions and relationships, that all of our non-employee directors are independent of the company and, therefore, a majority of the members of our board is independent, under the standards set forth by the Nasdaq rules.

Relationships Among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Meetings and Committees of the Board of Directors

During 2003, our board of directors met 7 times in meetings or telephonically and acted 2 times by unanimous written consent. No director attended fewer than 75% of the aggregate of either (i) the total number of board meetings held during the period for which he was a director, or (ii) the total number of committee meetings of the board held in 2003 on which he served. Commencing in 2004, it is the policy of our board to encourage members of the board to attend the annual stockholder’s meetings. Director attendance at each annual stockholder’s meeting, including the 2003 stockholder’s meeting, will be posted on our web site at www.dspg.com. Also commencing in 2004, it is the policy of our board that at the conclusion of each meeting of the board that the independent directors shall meet separately with no members of management present, and that the Chairman of our nomination and corporate governance committee shall act as the chair of such meetings of the independent directors.

Compensation Committee

The compensation committee held 2 meetings in 2003. The compensation committee currently consists of Messrs. Limon, Shamir and Silver. Our board of directors has determined that all current members of the compensation committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. The committee’s functions are to establish and apply our compensation policies with respect to our executive officers. Additional duties and powers of the compensation committee are set forth in its charter, which was adopted and approved in January 2004 and a copy of which is attached to this proxy statement as Appendix A.

Audit Committee

The audit committee held 5 meetings in 2003. The audit committee currently consists of Messrs. Limon, Seroussi, Shamir and Tanguy. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent auditors. In addition, the audit committee is responsible for approving the audit and non-audit services performed by our independent auditors and for reviewing and evaluating our accounting principles and our system of internal accounting controls. Additional duties and powers of the audit committee are set forth in its amended and restated charter, which was adopted and approved in November 2002 and further amended in July 2003 and January 2004 and a copy of which is attached to this proxy statement as Appendix B. The audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

After considering transactions and relationships between each member of the audit committee or his immediate family and the company and our subsidiaries and reviewing the qualifications of the members of the audit committee, our board of directors has determined that all current members of the audit committee are (1) ”independent” as that term is defined in Section 10A of the Exchange Act; (2) “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers; and (3) financially literate and have the requisite financial sophistication as required by the Nasdaq rules applicable to issuers listed on the Nasdaq National Market. Furthermore, our board of directors has determined that Mr. Tanguy qualifies as an audit committee financial expert, as defined by the applicable rules of the Exchange Act, pursuant to the fact that, among other things, he is currently the Chief Executive Officer of Technal Group and in that capacity has acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an audit committee financial expert.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee did not hold any meetings in 2003 as the committee was established in January 2004. The nomination and corporate governance committee consists of Messrs. Seroussi, Silver and Tanguy. Our board of directors has determined that all current members of the nomination and corporate governance committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. The nomination and corporate governance committee is to assist the board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board and committees of the board, and the development, evaluation and monitoring of our corporate governance processes and principles. The committee also is responsible for developing, implementing and monitoring compliance of our code of business conduct and ethics and making recommendations to the board of revisions to the code from time to time as appropriate. Additional duties and powers of the nomination and corporate governance committee are set forth in its charter, which was adopted and approved in January 2004 and a copy of which is attached to this proxy statement as Appendix C.

Charters of the compensation committee, the audit committee, and the nomination and corporate governance committee may be found on our web site at www.dspg.com.

Qualifications of Directors

Our board of directors has not established any special qualifications or any minimum criteria for director nominees. In considering candidates for the board, the nomination and corporate governance committee will consider the entirety of each candidate’s credentials. However, as specified in the charter for the nomination and corporate governance committee, the nomination and corporate governance committee shall consider certain qualifications such as the nominee’s personal and professional integrity, ability, judgment, broad experience in business, finance or administration, familiarity with our industry, ability to serve the long-term interests of our stockholders and sufficient time available to devote to our affairs. The nomination and corporate governance committee will also use its best efforts to seek to ensure that the composition of our board of directors at all times adheres to the independence requirements applicable to companies listed on the Nasdaq National Market, as well as other regulatory requirements applicable to us.

Director Nomination Process

We do not have a formal director nomination process.

Continuing Directors

Generally, the nomination and corporate governance committee identifies nominees by first evaluating the current members of the board willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for renomination. The nomination and corporate governance committee will balance the value of continuity of service by existing members of the board with that of obtaining a new perspective.

New Directors

Generally, once a need to add a new board member is identified, the nomination and corporate governance committee will initiate a search by working with staff support, seeking input from board members and senior management and hiring a consultant or search firm, if necessary. After a slate of possible candidates is identified, members of the nomination and corporate governance committee, other members of the board and senior management have the opportunity to interview the prospective candidate(s). The remaining members of the board who do not interview the prospective candidate(s) are kept informed of the progress. The nomination and corporate governance committee ultimately recommends the best candidate(s) the committee members determine after the selection process for approval by the full board.

Compensation of Directors

Directors who are also employees do not receive any additional compensation for their services as directors. Directors who are not employees receive an annual retainer of $32,000, payable in quarterly installments of $8,000 each. The retainer contemplates attendance at four board meetings per year. Additional board meetings of a face-to-face nature are compensated at a rate of $1,000 per meeting. In addition, committee meetings of a face-to-face nature and on a telephonic basis are compensated at a rate of $1,000 per meeting. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

Each of our outside directors is also entitled to participate in our 1993 Director Stock Option Plan. The director option plan provides for the grant of non-statutory options to our non-employee directors. The director option plan is designed to work automatically; however, to the extent administration is necessary, it will be provided by our board of directors. The director option plan provides that each eligible director is granted an option to purchase 60,000 shares of our common stock under the director option plan on the date on which he first becomes a director (the “First Option”). In addition, on the same date, each new director is granted an option to purchase 20,000 shares of our common stock under our 2001 Stock Incentive Plan. Thereafter, each outside director is granted an option to purchase 20,000 additional shares of common stock (a “Subsequent Option”) under the director option plan on January 1 of each year if, on such date, he shall have served on our board of directors for at least six months. In addition, an option to purchase 20,000 shares of common stock (a “Committee Option”) under the director option plan is granted on January 1 of each year to each outside director for each committee of the board on which he shall have served as a chairperson for at least six months.

On January 1, 2003, each of Messrs. Limon, Shamir, Seroussi, Silver and Tanguy was granted a Subsequent Option, at an exercise price of $15.82 per share, under the director option plan. Additionally, each of Messrs. Limon and Shamir was also granted a Committee Option for their service as Chairman of one of our board committees, at an exercise price of $15.82 per share, under the director option plan. In January 2004, Mr. Limon was granted an option to purchase 200,000 shares of common stock, at an exercise price of $27.09 per share, for his services as Chairman of our strategic planning committee. In March 2004, Mr. Limon voluntarily surrendered to the company for cancellation 100,000 shares of common stock subject to this option grant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Copies of these reports are also required to be delivered to us.

We believe, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons, that during the fiscal year ended December 31, 2003, all Reporting Persons complied with all applicable filing requirements, except that each of Messrs. Limon, Seroussi, Shamir, Silver and Tanguy inadvertently filed late one Form 4, Mr. Ayalon inadvertently filed late two Form 4s, and Messrs. Edan and Zelnik inadvertently filed late three Form 4s, all reflective of option transactions.

Communications with the Board

Our board of directors believes that full and open communication between stockholders and members of our board is in our best interests and the best interests of our stockholders. Stockholders can contact any director or committee of the board by writing to the Chairman of the nomination and corporate governance committee, c/o DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, CA 95054. The Chairman of the nomination and corporate governance committee will determine the extent to which such stockholder communications should be disseminated to other members of the board and what response, if any, should be made to such communications. Comments or complaints relating to our accounting, internal accounting controls or auditing matters may be referred directly to our audit committee by writing to the Chairman of the audit committee, c/o DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, CA 95054. In view of recently adopted disclosure requirements by the Securities and Exchange Commission related to stockholder communications, the nomination and corporate governance committee may consider development of more specific procedures. Until any other procedures are developed and posted on our web site, any stockholder communication should be directed to the attention of the persons and address noted above.

Stockholder Proposals

The nominating and corporate governance committee will consider stockholder proposals properly submitted to us, including recommendations of qualified director nominee(s), in accordance with the procedures set forth below. In order to have a proposal considered by the nominating and corporate governance committee for the 2005 annual meeting, a stockholder must submit its proposal and other relevant information in writing to the attention of our Secretary at our principle executive offices no later than December 1, 2004. The stockholder must submit the following relevant information: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (2) the name and address, as they appear on our books, of the stockholder proposing such business; (3) the class and number of shares of our common stock which are beneficially owned by the stockholder; (4) any material interest of the stockholder in such business; and (5) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in the stockholder’s capacity as a proponent to the proposal.

With respect to recommendations of director nominee(s), the stockholder must submit the following relevant information in writing to the attention of our secretary at its principle executive offices no later than December 1, 2004: (1) the name, age, business and residence address of the prospective candidate; (2) a brief biographical description of the prospective candidate, including employment history for the past five years, and a statement of the qualifications of the prospective candidate; (3) the class and number of shares of our common stock, if any, which are beneficially owned by the prospective candidate; (4) a description of all arrangements or understandings between the stockholder and the prospective candidate pursuant to which the nomination is to be made by the stockholder if the stockholder and the prospective candidate are different individuals; (5) the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement; and (6) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act. Once the nomination and corporate governance committee receives the stockholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the nomination and corporate governance committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

The nomination and corporate governance committee will not evaluate candidates differently based on who has made the proposal. The committee will consider candidates for the board from any reasonable source, including stockholder recommendations. The committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms were used for the slate of director nominees at this annual meeting since all directors nominated are for re-election, and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

Greater detail about the submission process for stockholder proposals are set forth in our bylaws, a copy of which may be obtained by making a written request to our Secretary at the address of our principal executive offices.

We have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Code of Business Conduct and Ethics

Our board of directors adopted a code of business conduct and ethics in July 2003 and further amended it in January 2004. This code applies to all of our employees and is posted on our web site at www.dspg.com. The code satisfies the requirements under the Sarbanes-Oxley Act of 2002, as well as Nasdaq rules applicable to issuers listed on the Nasdaq National Market. The code, among other things, addresses issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers to the code with respect to our executive officers and directors may be granted only by the audit committee. Any waivers to the code with respect to the remainder of the employees may be granted by the corporate compliance officer, which is currently our Chief Financial Officer. Any waivers to the code and any amendments to the code applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions, will be posted on our web site. Our audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of March 1, 2004, by (i) each stockholder known to us to own beneficially more than 5% of our common stock; (ii) each of our directors; (iii) our Chief Executive Officer and each of our two other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 2003 (collectively, the “Named Executive Officers”); and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner (1)	Shares Beneficially Owned (2)	Approximate Percent Beneficially Owned (3)
Citigroup Inc.
300 Park Avenue New York, NY 10043 (4)	1,628,731	5.65%

Systematic Financial Management, L.P.
c/o Glenpointe east, 7th floor 300 Frank W. Burr Boulevard Teaneck, New Jersey 07666 (5)	1,485,568	5.15%

Eliyahu Ayalon (6)	744,982	2.58%
Boaz Edan (7)	262,656	*
Moshe Zelnik (8)	107,486	*
Zvi Limon (9)	36,185	*
Yair Seroussi (10)	15,985	*
Yair Shamir (11)	44,622	*
Louis Silver (12)	87,776	*
Patrick Tanguy (13)	75,025	*
All directors and executive officers as a group (8 persons) (14)	1,374,717	4.77%

*	Less than 1%
(1)	Except as otherwise indicated, the address of each of the executive officers and directors is c/o DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, California 95054.
(2)	To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name.
(3)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the securities. Shares of our common stock, subject to options currently exercisable or that will become exercisable within 60 days of March 1, 2004 are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. Percentages are based on 28,822,993 shares of our common stock outstanding as of March 1, 2004.
(4)	Citigroup Inc. (“Citigroup”) filed a Schedule 13G, dated February 17, 2004, with the Securities and Exchange Commission, as a reporting group, which included Citigroup Global Markets Holdings Inc. (“CCM Holdings”) Smith Barney Fund Management LLC (“SB Fund”). Citigroup reported beneficial ownership of 1,628,731 shares which included shares held by CCM Holdings and SB Fund. Citigroup did not break out the number of shares held by either CCM Holdings or SB Fund.
(5)	Systematic Financial Management, L.P. filed a Schedule 13G, dated February 12, 2004, with the Securities and Exchange Commission on behalf of itself. Systematic Financial Management reported beneficial ownership of 1,485,568 shares.
(6)	Includes 738,000 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2004.
(7)	Includes 261,912 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2004.

(8)	Represents 107,486 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2004.
(9)	Represents 36,185 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2004.
(10)	Represents 15,985 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2004.
(11)	Represents 44,622 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2004.
(12)	Includes 8,000 shares of our common stock held by the Adrienne Silver Trust of which Mr. Silver disclaims beneficial ownership and 79,776 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2004.
(13)	Represents 75,025 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2004.
(14)	See footnotes (6) through (13). Includes 1,358,991 shares of our common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2004.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table sets forth all compensation earned by each of the Named Executive Officer for the years ended December 31, 2003, 2002 and 2001. There were no other executive officers whose total salary and bonus exceeded $100,000 during the year ended December 31, 2003.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary (1)	Bonus (2)	Securities Underlying Options
Eliyahu Ayalon (3)	2003	$607,000	$700,000	500,000	(4)(5)
Chairman of the Board and Chief Executive Officer	2002 2001	341,653 319,203	950,000 350,000	250,000 150,000

Boaz Edan	2003	$274,000	$200,000	300,000	(4)(5)
Chief Operating Officer	2002 2001	195,391 164,277	200,000 100,000	126,515 80,000

Moshe Zelnik	2003	$176,000	$104,000	70,000	(4)
Vice President, Finance Chief Financial Officer and Secretary	2002 2001	155,258 162,492	104,000 80,000	88,560 40,000

(1)	The salaries of officers located in Israel include social benefit payments and car allowances. Social benefits in Israel include the national insurance payments made by us for income derived from exercise of options and bonus payments.
(2)	Our executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of corporate performance objectives determined by the compensation committee. Bonuses are awarded by the compensation committee based upon individual, as well as corporate performance. We pay bonuses in the year following the year the bonuses were earned.
(3)	$157,592 of the salary and $199,185 of the bonus, and $191,522 of the salary and $210,000 of the bonus for the fiscal years 2002 and 2001, respectively, paid by us were related to amounts allocated to services provided by Mr. Ayalon to Ceva, Inc., a predecessor of Ceva, Inc. (f.k.a. ParthusCeva, Inc.) prior to the separation of Ceva, Inc. from us and its subsequent combination with Ceva, Inc. (f.k.a. ParthusCeva, Inc.). The compensation information above relating to Mr. Ayalon does not include compensation he receives for his services as Chairman of the board of directors of Ceva, Inc. (f.k.a. ParthusCeva, Inc.) after the separation.
(4)	The Company’s past practice was to grant options to its officers at the beginning of each year. Due to Israeli tax optimization considerations, options to purchase 250,000, 150,000 and 20,000 shares of common stock were granted to Messrs. Ayalon, Edan and Zelnik, respectively, in December 4, 2003 rather than January 2004.
(5)	In March 2004, Messrs. Ayalon and Edan voluntarily surrendered to the Company for cancellation an option to purchase 125,000 and 75,000 shares of common stock, respectively, granted to them in December 2003.

Option Grants

The following table sets forth certain information with respect to stock options granted during 2003 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

Option Grants in 2003

Individual Grants

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in 2003 (5)	Exercise Price	Expiration Date	5%	10%
Eliyahu Ayalon	250,000	(1)(8)	10.07%	$16.79	01/22/2010	$4,579,289	$7,957,623
Eliyahu Ayalon	250,000	(1)(3)(4)(8)	10.07%	$24.16	12/04/2010	$2,736,789	$6,115,123
Boaz Edan	150,000	(2)(5)	6.04%	$16.79	01/22/2010	$2,747,573	$4,774,574
Boaz Edan	150,000	(3)(4)(5)(8)	6.04%	$24.16	12/04/2010	$1,642,073	$3,669,074
Moshe Zelnik	50,000	(2)(6)	2.01%	$16.79	01/22/2010	$915,858	$1,591,525
Moshe Zelnik	20,000	(3)(6)(8)	0.81%	$24.16	12/04/2010	$218,943	$489,210

(1)	25% of the shares of common stock subject to the option grant vest on the date of the grant and 25% each year thereafter. In November 1997, it was agreed that upon our change of control or if Mr. Ayalon’s employment agreement is terminated by Mr. Ayalon for good reason or by us without cause, then all options held by Mr. Ayalon would accelerate and immediately vest and be exercisable for two years. In the event of death or permanent disability of Mr. Ayalon, all options would accelerate and immediately vest. In April 2000 it was agreed that if Mr. Ayalon terminated his employment agreement voluntarily at any time, provided that he gives a 12-months advance written notice, all options held by Mr. Ayalon would be fully vested six months after the date of the notice, and all vested options held by Mr. Ayalon upon the date of his cessation of employment with us for any reason would be exercisable for a period of two years.
(2)	These options were granted under our 2003 Israeli Share Option Plan.
(3)	The Company’s past practice was to grant options to its officers at the beginning of each year. Due to Israeli tax optimization considerations, options to purchase 250,000, 150,000 and 20,000 shares of common stock were granted to Messrs. Ayalon, Edan and Zelnik, respectively, in December 4, 2003 rather than January 2004.
(4)	In March 2004, Messrs. Ayalon and Edan voluntarily surrendered to the Company for cancellation an option to purchase 125,000 and 75,000 shares of common stock, respectively, granted to them in December 2003.
(5)	25% of the shares of common stock subject to the option grant vest on the one-year anniversary of the date of the grant and 6.25% each quarter thereafter. In July 2003, all of Mr. Edan’s outstanding option agreements were amended to provide that in the event of his termination by us without cause, all of his options would vest upon termination and could be exercised for a period of two years following termination. Also, in the event Mr. Edan’s employment was terminated because of his death or permanent disability, all of his options would accelerate and immediately vest.
(6)	25% of the shares of common stock subject to the option grant vest on the one-year anniversary of the date of the grant and 6.25% each quarter thereafter.
(7)

Calculated based on the grant of employee options to purchase a total of 2,482,000 shares of our common stock during 2003. Options granted to employees, including the Named Executive Officers, in 2003 did not include replacement options issued to Israeli residents to meet the requirements of changes in Israeli tax law in exchange for options for the same numbers of shares at the same prices granted prior to 2003.

(8)	These options were granted under our 2001 Stock Incentive Plan.

Option Exercises and Option Values

The following table sets forth information concerning option exercises during 2003 and the aggregate value of unexercised options at December 31, 2003 held by each of the Named Executive Officers.

Aggregated Option Exercises in 2003

and Option Values at December 31, 2003

	Aggregate Option Exercises in 2003		Number of Securities Underlying Unexercised Options at December 31, 2003				Value of Unexercised In-the-Money Options at December 31, 2003 (1)
Name	Shares Acquired on Exercise	Value Realized (2)	Exercisable		Unexercisable		Exercisable		Unexercisable
Eliyahu Ayalon	477,500	$7,523,752	625,000	(3)	537,500	(3)	$2,585,213	(3)	$2,974,916	(3)
Boaz Edan	111,497	$1,423,934	214,277	(3)	433,633	(3)	$1,213,243	(3)	$2,403,584	(3)
Moshe Zelnik	81,724	$843,503	106,742		156,192		$368,617		$1,079,810

(1)	Calculated on the basis of the closing price of our common stock as reported on the Nasdaq National Market on December 31, 2003 of $24.95 per share, minus the exercise price.
(2)	Calculated on the basis of the broker’s reported sale price of our common stock subject to the option, minus the exercise price.
(3)	In March 2004, Messrs. Ayalon and Edan voluntarily surrendered to the Company for cancellation an option to purchase 125,000 and 75,000 shares of common stock, respectively, granted to them in December 2003. The number and value of unexercised options at December 31, 2003 for Messrs. Ayalon and Edan, excluding the options surrendered in 2004, would have been as follows:

	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Eliyahu Ayalon	593,750	443,750	$2,560,526	$2,900,849
Boaz Edan	214,277	358,633	$1,213,243	$2,344,334

Employment Agreements

The following Named Executive Officers have written employment agreements with us: Messrs. Ayalon, Edan and Zelnik.

In April 1996, Mr. Ayalon entered into an employment agreement with DSP Group, Ltd., our wholly-owned subsidiary in Israel (“DSP Israel”), pursuant to which Mr. Ayalon was to serve as our President and Chief Executive Officer. The term of the agreement is indefinite. The agreement originally provided for a fixed monthly salary of NIS 47,000 (approximately U.S. $11,217), which has been adjusted from time to time by the board and currently provides for an annual base salary of U.S. $350,000. Mr. Ayalon is also entitled to an annual bonus, the amount of which is determined in the sole discretion of the board. The agreement may be terminated by us or Mr. Ayalon, without cause (as defined in the agreement), upon a six-month advance written notice. Mr. Ayalon’s employment agreement was amended in November 1997 to provide for the following: (i) Mr. Ayalon’s base compensation shall be fixed at the commencement of each year, but shall not be subject to reduction during the term of the agreement, (ii) if Mr. Ayalon terminates the agreement without good reason or if we terminate the agreement for cause, then no further payments shall be made to Mr. Ayalon pursuant to the agreement and he shall be subject to a one-year prohibition against competition in addition to the customary prohibitions against disclosure of trade secrets, (iii) upon our change of control or if the agreement is terminated by Mr. Ayalon for good reason or by us without cause, then all rights of Mr. Ayalon under the agreement would continue for two years and all options held by Mr. Ayalon shall accelerate and immediately vest and be exercisable in whole or in part at any time during the remaining two-year term of the agreement, and (iv) in the event of death or permanent disability of Mr. Ayalon, all options shall accelerate and immediately vest. The board further amended Mr. Ayalon’s agreement in April 2000 to provide that if Mr. Ayalon terminates the agreement voluntarily at any time, provided that he gives a 12-months advance written notice, all options held by Mr. Ayalon shall be fully vested six months after the date of the notice. Additionally, these amendments provided that all vested options held by Mr. Ayalon upon the date of his cessation of employment with us for any reason shall be exercisable for a period of two years.

In May 1999, Mr. Edan entered into an employment agreement with DSP Israel, pursuant to which Mr. Edan is to serve as our Vice President of Operations. As of October 2002, Mr. Edan became our Chief Operating Officer and his annual salary was increased to U.S. $160,000, subject to adjustment from time to time. The term of the agreement is indefinite. Mr. Edan also is entitled to an annual bonus, the amount of which is determined in our sole discretion. The agreement may be terminated by us or Mr. Edan upon a 90-day advance written notice. However, we have the right to terminate Mr. Edan’s employment without prior notice. In such a case, Mr. Edan shall be paid the amount due to him under the prior notice period at the rate of his then current salary for such period. In July 2003, we agreed to amend all of Mr. Edan’s outstanding option agreements to provide that in the event of his termination by us without cause, all of his options would vest upon termination and could be exercised for a period of two years following termination. Also, in the event Mr. Edan’s employment was terminated because of his death or permanent disability, all of his options would accelerate and immediately vest.

In May 1999, Mr. Zelnik entered into an employment agreement with DSP Israel, pursuant to which Mr. Zelnik is to serve as our Vice President, Finance and Chief Financial Officer. The term of the agreement is indefinite. The agreement currently provides for a fixed monthly salary of NIS 42,000 (approximately U.S. $8,900), subject to adjustment from time to time. Mr. Zelnik also is entitled to an annual bonus, the amount of which is determined in our sole discretion. The agreement may be terminated by us or Mr. Zelnik upon a 90-days advance written notice. However, we have the right to terminate Mr. Zelnik’s employment without prior notice. In such a case, Mr. Zelnik shall be paid the amount due to him under the prior notice period at the rate of his then current salary for such period.

Compensation Committee Interlocks and Insider Participation

Our compensation committee during 2003 consisted of Messrs. Limon, Shamir and Silver; Mr. Shamir served as its Chairman. No member of this committee is a present or former officer or employee of the company or any of our subsidiaries. Mr. Silver is a member of the compensation committee of the board of directors of Ceva, Inc. (f.k.a. ParthusCeva, Inc.), and Mr. Ayalon, our Chief Executive Officer and Chairman of the board of directors, is the Chairman of the board of directors of Ceva, Inc. (f.k.a. ParthusCeva, Inc.) Other than as noted with respect to Mr. Ayalon, none of our executive officers served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2003.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,468,115	$21.39	303,159	(1)
Equity compensation plans not approved by security holders (2)	5,202,637	$19.45	635,042

Total	7,670,752	$20.08	938,201	(1)

(1)	The amount includes 210,000 shares of common stock available for future issuance under our 1993 Employee Stock Purchase Plan.
(2)	Neither the 1998 Non-Officer Employee Stock Option Plan nor the 2003 Israeli Share Option Plan was previously approved by our stockholders. The total number of shares of common stock available for the grant of options under the 2003 plan is increased on the first day of each calendar year beginning in 2004 by a number of shares equal to three percent of the number of shares of our common stock outstanding as of such date or a lesser number as determined by the administrator of the plan.

The following are descriptions of the material features of the Company’s equity compensation plans that have not been approved by the Company’s stockholders:

1998 Non-Officer Employee Stock Option Plan

The Company’s board of directors adopted the Non-Officer Employee Stock Option Plan (the “Non-Officer Option Plan”) in November 1998. A maximum of 5,062,881 shares of common stock (post adjustment in connection with the separation of the DSP cores licensing business) is currently available for issuance under the Non-Officer Option Plan. The board of directors, or a committee designated by the board of directors, administers the Non-Officer Option Plan. The administrator has the sole discretion to interpret any provision of the Non-Officer Option Plan, and to determine the terms and conditions of awards of non-qualified stock options under the Non-Officer Option Plan. Options currently may be granted to employees of the Company and any parent or subsidiary of the Company. Officers may not be granted options under the Non-Officer Option Plan. The material features of the Non-Officer Option Plan are summarized below.

Term.    The term of each option shall be stated in the applicable option agreement.

Exercise Price.    The exercise price per share of common stock for an option shall be such price as is determined by the administrator.

Vesting.    Each option shall vest in accordance with a schedule as determined by the administrator.

Early Exercise.    An option may include a provision whereby the participant may elect to exercise any part or all of the option prior to vesting of the option. Any unvested shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or any other restriction the administrator determines to be appropriate.

Transferability.    Options are transferable to the extent provided in the applicable option agreement.

Termination of Employment.    A participant may not exercise an option after the termination of the participant’s employment, director or consulting relationship with the Company or any parent or subsidiary of the Company, except to the extent specified in the applicable option agreement. Where the option agreement permits the exercise of the option following termination of the participant’s employment or other service relationship with the Company or any parent or subsidiary of the Company, the option shall terminate to the extent not exercised on the last day of the specified period or the last day of the term of the option, which ever occurs first.

Acquisition of the Company.    If the Company is acquired whether by sale, transfer of assets, merger or similar transaction, the administrator shall have the authority to provide for the full automatic vesting and exercisability of one or more outstanding unvested options under the Non-Officer Option Plan on such terms and conditions as the administrator may specify.

Amendment and Termination of the Plan.    The Non-Officer Option Plan will continue until it is terminated by the board of directors. The board may amend the Non-Officer Option Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the board of directors or stockholders may alter or impair any option previously granted under the Non-Officer Option Plan. No option may be granted during any suspension of or after termination of the Non-Officer Option Plan.

2003 Israeli Share Option Plan

The board of directors adopted the 2003 Israeli Share Option Plan (the “Israeli Option Plan”) in November 2002. In March 2003, the board adopted and approved an amendment and restatement of the Israeli Option Plan to comply with changes in Israeli tax law. The number of shares of common stock available for issuance under the Israeli Option Plan is currently 2,803,416 shares plus an annual increase to be added on the first business day of each calendar year equal to three percent of the number of shares of common stock of the Company issued and outstanding as of such date or a lesser number of shares as determined by the board of directors. The board of directors, or a committee designated by the board of directors, administers the Israeli Option Plan. The administrator has the sole discretion to interpret any provision of the Israeli Option Plan and to determine the terms and conditions of the options issued under the Israeli Option Plan. Options currently may be granted to employees and other service providers of the Company and any parent or subsidiary of the Company. The material features of the Israeli Option Plan are summarized below.

Term.    The term of each option shall be stated in the applicable option agreement.

Exercise Price.    The exercise price per share of common stock for an option shall be determined by the administrator and set forth in the applicable option agreement.

Vesting.    Each option shall vest in accordance with a schedule as determined by the administrator.

Transferability.    Options are non-transferable except as provided in the option agreement. During the lifetime of the participant, the option may be exercised only by the participant.

Termination of Employment.    In the event a participant’s employment relationship with the Company or any parent or subsidiary of the Company is terminated other than for cause or as a result of death or disability, the vested portion of the option shall be exercisable for 90 days after the date of termination. In the event a participant’s employment relationship with the Company or any parent or subsidiary of the Company is terminated as a result of death or disability, the vested portion of the option shall be exercisable for 12 months after the date of termination. In the event a participant’s employment relationship with the Company or any parent or subsidiary of the Company is terminated for cause, the option shall immediately terminate and cease to be exercisable. In no event shall an option be exercisable after the expiration date of the option.

Acquisition of the Company.    The terms of an option agreement may provide for the full automatic vesting and exercisability of the option in the event the Company is acquired by sale, transfer of assets, merger or similar transaction.

Amendment and Termination of the Israeli Option Plan.    The Israeli Option Plan will terminate in November 2012. The board of directors may amend the Israeli Option Plan at any time or from time to time or may suspend or terminate it, without approval of the stockholders, except as required by law. However, no action by the board of directors or stockholders may alter or impair any option previously granted under the Israeli Option Plan.

Compensation Committee Report on Executive Compensation

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Exchange Act of 1934 that might incorporate future filings, including this proxy statement, with the Securities and Exchange Commission, in whole or in part, the following report and the stock performance graph that follows shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The compensation committee of the Company’s board of directors, which is comprised solely of independent, non-employee board members, has the authority and responsibility to establish the overall compensation strategy for the Company, including salary and bonus levels, administer the Company’s incentive compensation and benefit plans, 401(k) plans, and stock option and purchase plans, and review and make recommendations to the board of directors with respect to the Company’s executive compensation. Messrs. Limon, Shamir and Silver were the members of the compensation committee in fiscal year 2003.

Compensation Policy.    The Company’s compensation policy, as established by the compensation committee, states that the executive officers’ total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to such officers should be aligned with the interest of the Company’s stockholders. The Company designed its executive compensation program to attract and retain executive officers who will contribute to the Company’s long-term success, to reward executive officers who contribute to the Company’s financial performance and to link executive officer compensation and stockholder interests through the grant of stock options under the 2001 Stock Incentive Plan (the “2001 Stock Plan”).

Compensation of the Company’s executive officers consists of three principal components: salary, bonus and long-term incentive compensation consisting of stock option grants.

Salary.    The base salaries of the Company’s executive officers are reviewed annually and are set by the compensation committee. When setting base salary levels, in a manner consistent with the compensation committee’s policy outlined above, the committee considers competitive market conditions for executive compensation, the Company’s performance and the performance of the individual executive officer.

Bonus.    For the fiscal year ended December 31, 2003, the compensation committee evaluated the performance of, and set the bonuses payable to, the Chief Executive Officer and the other executive officers of the Company. The performance factors utilized by the compensation committee in determining whether bonuses should be awarded to the Company’s executive officers included the following: (1) increased sales of the Company’s products and changes in profitability of the Company during fiscal 2003; (2) the officer’s overall individual performance in his position and his relative contribution to the Company’s performance during the year; and (3) the desire of the board of directors to retain the executive officer in the face of considerable competition for executive talent within the industry. The board of directors or the compensation committee in the future may modify the foregoing criteria or select other performance factors with respect to bonuses paid to executive officers for any given fiscal year.

Long-term Incentive Compensation.    The Company believes that stock option grants (1) align executive officer interests with stockholder interests by creating a direct link between compensation and stockholder return; (2) give executive officers a significant, long-term interest in the Company’s success; and (3) help retain key executive officers in a competitive market for executive talent.

The 2001 Stock Plan authorizes the board of directors, or a committee thereof, to grant stock options to employees and consultants of the Company, including the executive officers. Stock option grants are made from time to time to executive officers whose contributions have or will have a significant impact on the Company’s long-term performance. The Company’s determination of whether stock option grants are appropriate is based upon individual performance measures established for each individual on an annual basis. Options are not necessarily granted to each executive officer during each year. Generally, options granted to executive officers vest as to 25% of the grant on the first anniversary of the date of grant with the remaining options vesting quarterly over the next three years and expire seven years from the date of grant. Details on stock options granted to certain executive officers in 2003 are provided in the table entitled “Option Grants in 2003” contained in this proxy statement.

Compensation of Chief Executive Officer.    The board of directors considered the following factors in evaluating the performance of, and setting the bonus compensation for, Mr. Ayalon, the Company’s Chairman of the board and Chief Executive Officer: (1) the changes in the net income of the Company from the prior year, (2) the Company’s stock price, (3) his contribution to an enhanced research and development strategy in response to changing market trends, (4) his contribution to the hiring and retention of top management personnel, and (5) the time and effort that Mr. Ayalon individually applied in connection with the execution of his duties. The compensation committee believes that the salary, bonus and long-term incentive compensation paid to Mr. Ayalon for the fiscal year ended December 31, 2003 were appropriate based on the above criteria.

Compensation Policy Regarding Deductibility.    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers. The limitation applies only to compensation which is not considered to be performance-based. The 1991 Employee and Consultant Stock Plan (the “1991 Stock Plan”) and the 2001 Stock Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under the respective plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. The compensation committee is aware of the limitations imposed by Section 162(m), and the exemptions available therefrom, and will address the issue of deductibility when and if circumstances warrant, and may use such exemptions in addition to the exemption contemplated under the 1991 Stock Plan and the 2001 Stock Plan.

Submitted by the compensation committee:

Zvi Limon

Yair Shamir

Louis Silver

Stock Performance Graph

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Standard & Poor’s 500 Index and Standard & Poor’s Information Technology Index. The period shown commences on December 31, 1998 and ends on December 31, 2003, the end of our last fiscal year. The graph assumes an investment of $100 on December 31, 1998, and the reinvestment of any dividends.

Comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of our common stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG DSP GROUP, INC., THE S & P 500 INDEX

AND THE S & P INFORMATION TECHNOLOGY INDEX

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We initially engaged Mr. Silver, a board member, as a consultant in connection with the separation of our DSP cores licensing business for which Mr. Silver was compensated with a payment of $20,000 in March 2002. Thereafter, we engaged Mr. Silver as a consultant for various business development activities for a term from August 1, 2002 to July 31, 2003 at a rate of $6,000 per month. Mr. Silver was also granted an option to purchase 12,651 shares of our common stock under our 2001 Stock Incentive Plan at an exercise price of $12.54 per share.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law.

We own more than 5% of the capital stock of AudioCodes, Ltd. From 1993 to 2000, we operated under a development and licensing agreement with AudioCodes. Under the agreement, AudioCodes performed certain research and development services for us for which we paid AudioCodes a service fee. We also paid AudioCodes royalty fees realized from the sale of our products incorporating AudioCodes’ technology and fees for licensing such technology. In 2003, we paid to AudioCodes an aggregate of approximately $260,000.

All transactions between us and our officers, directors, principal stockholders and affiliates have been and will be approved by a majority of our board of directors, including a majority of our disinterested, non-employee directors on the board, and have been or will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, has been selected by our board of directors to be our independent auditors for the fiscal year ending December 31, 2004. In the event that ratification of this selection of independent auditors is not approved by a majority of shares of common stock voting at the annual meeting in person or by proxy, management will review its future selection of independent auditors.

A representative of Ernst & Young Global is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.

Required Vote

The affirmative vote of the holders of a majority of the shares of our common stock present or represented at the annual meeting is required to approve the ratification of the selection of Kost, Forer, Gabbay & Kasierer as our independent auditors for fiscal year 2004. Abstentions will have the same effect as “no” votes on this proposal, whereas broker “non-votes” will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF

THE SELECTION OF KOST, FORER, GABBAY AND KASIERER.

Report of the Audit Committee of The Board of Directors

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, or the Exchange Act of 1934, that might incorporate future filings, including this proxy statement, with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. Additionally, the audit committee must approve all audit and non-audit services performed by the Company’s independent auditors. Furthermore, the audit committee is responsible for reviewing and evaluating the Company’s accounting principles and the Company’s system of internal accounting controls. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent accountants, Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, are responsible for auditing those financial statements. However, the members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. The audit committee rely, without independent verification, on the information provided to the committee and on the representations made by management and the independent accountants.

The audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited financial statements with the Company’s management and Kost, Forer, Gabbay & Kasierer, the Company’s independent auditors.

2.	The audit committee has discussed with Kost, Forer, Gabbay & Kasierer (a) their judgments as to the quality of the Company’s accounting policies, and (b) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

3.	The audit committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors.

4.	The audit committee discussed with the Company’s senior management, Kost, Forer, Gabbay & Kasierer and internal auditors the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 in connection with the Annual Report on Form 10-K and other periodic filings with the Commission.

5.	The audit committee has received the written disclosures and the letter from Kost, Forer, Gabbay & Kasierer required by Independence Standards Board Standard No. 1 (Independence Discussions with audit committees). The audit committee considered whether the audit and non-audit services provided by Kost, Forer, Gabbay & Kasierer were compatible with maintaining its independence from the Company. Based on discussions with Kost, Forer, Gabbay & Kasierer, the audit committee determined that the audit and non-audit services provided to the Company by Kost, Forer, Gabbay & Kasierer were compatible with maintaining the independence of Kost, Forer, Gabbay & Kasierer.

6.	Based on the reviews and discussions referred to in paragraphs (1) through (5) above, the audit committee recommended to the Company’s board of directors, and the board approved, the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, that was filed with the Securities and Exchange Commission on March 15, 2004.

7.	The audit committee has also recommended the selection of Kost, Forer, Gabbay & Kasierer and, based on the committee’s recommendation, the board of directors has selected Kost, Forer, Gabbay & Kasierer as the Company’s independent auditors for the fiscal year ending December 31, 2004, subject to stockholder ratification.

Submitted by the audit committee:

Zvi Limon

Yair Seroussi

Yair Shamir

Patrick Tanguy

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Kost, Forer, Gabbay & Kasierer performed services for us in fiscal 2002 and 2003 related to financial statement audit work, quarterly reviews, Forms S-8 reviews, tax services, special projects and other ongoing consulting projects. Fees paid to Kost, Forer, Gabbay & Kasierer in fiscal 2002 and 2003 were as follows:

	2002	2003
Audit Fees (1)	$119,999	$113,000
Audit-Related Fees (2)	$442,585	$19,500
Tax Fees (3)	$309,171	$118,975
All Other Fees (4)	—	$13,755

(1)	Audit fees represent fees for the audit of consolidated financial statements for the fiscal year ended December 31, 2003 and the review of financial statements included in our quarterly reports on Form 10-Q.
(2)	Audit-related fees represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the provision of the audit services. Audit-related fees in 2002 also included fees for auditing services with respect to the combination of Ceva, Inc., then one of our wholly-owned subsidiaries, with Parthus Technologies plc.
(3)	Tax fees represent fees for professional services provided in connection with the preparation of our federal and state tax returns and advisory services for other tax compliance matters.
(4)	All other fees represent fees for professional services with respect to the acquisition of Teleman Multimedia Inc. and other services, including approved enterprise issues in Israel.

Audit and Non-Audit Services Pre-Approval Policy

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by Kost, Forer, Gabbay & Kasierer, our independent auditors, must be approved in advance by the audit committee to assure that such services do not impair the auditors’ independence from the company. In January 2004, the audit committee adopted an audit and non-audit services pre-approval policy which sets forth the procedures and conditions pursuant to which audit and non-audit services to be performed by the independent auditors are to be pre-approved. Pursuant to the policy, certain services or category of services described in detail in the policy may be pre-approved generally on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of audit services, audit-related services, tax services and other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent auditors. The audit committee may also pre-approve particular services on a case-by-case basis. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the audit committee prior to being performed. The audit committee may delegate authority to pre-approve audit and non-audit services to any member of the audit committee, but may not delegate such authority to management. Our independent auditors and Director of Finance are required to periodically report to the audit committee regarding the extent of services provided by the independent auditors in accordance with the pre-approval policy and the fees for the services performed to date.

Since the pre-approval policy was not established until January 2004, the audit committee specifically approved all audit and non-audit services prior to them being performed by the independent auditors in fiscal 2003. The audit committee pre-approved 100% of the audit fees, 85% of the audit-related fees, 95% of the tax fees and 0% of the all other fees for fiscal 2003. In total, the audit committee pre-approved 90% of the total fees for fiscal 2003. None of the fiscal 2002 fees were pre-approved by the audit committee.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to Be Brought Before an Annual Meeting.    To be considered for presentation to the annual meeting of our stockholders to be held in 2005, a stockholder proposal must be received by Moshe Zelnik, Secretary, DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, California 95054, no later than December 1, 2004.

Requirements for Stockholder Proposals to Be Considered for Inclusion in our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the annual meeting of our stockholders to be held in 2005 must be received by Moshe Zelnik, Secretary, DSP Group, Inc., 3120 Scott Boulevard, Santa Clara, California 95054, no later than December 1, 2004 in order to be considered for inclusion in our proxy materials for that meeting.

Discretionary Authority.    The proxies to be solicited by our board of directors for the 2005 annual meeting will confer discretionary authority on the proxyholders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by February 14, 2005.

OTHER MATTERS

Annual Report

Our annual report for the fiscal year ended December 31, 2003 has been mailed concurrently with the mailing of these proxy materials to all stockholders entitled to notice of, and to vote at, the annual meeting.

Form 10-K

Our annual report on Form 10-K for the fiscal year ended December 31, 2003 is included in the annual report for the fiscal year ended December 31, 2003, which is mailed concurrently with the mailing of these proxy materials. Upon written request to our Secretary, Moshe Zelnik, at the address of our principal executive offices, the exhibits set forth on the exhibit index of the Form 10-K may be made available at a reasonable charge.

Householding of Annual Meeting Materials

In December 2000, the Securities and Exchange Commission adopted new rules that permit us to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. The householding procedure will instituted for all consenting accounts starting the 2003 proxy season. However, upon written request to our Secretary, Moshe Zelnik, at the address of our principal executive offices, you may revoke your decision to household, and we will deliver a separate copy of the annual report or proxy statement, as applicable, to you at the shared address within 30 days of your request.

A number of brokerage firms have already instituted householding. If your family has multiple accounts of our stock, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports.

Other Matters

Our board of directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the proxyholders.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Eliyahu Ayalon

Chairman of the Board and

Chief Executive Officer

March 24, 2004

Santa Clara, California

Appendix A

DSP GROUP, INC.

COMPENSATION COMMITTEE CHARTER

I.	PURPOSE

The Compensation Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of DSP Group, Inc. (the “Company”) to: (a) assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and executive officers; and (b) to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations. The Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Company’s Bylaws and by applicable law.

II.	COMMITTEE MEMBERSHIP

Committee members shall be elected annually by the Board, based on the recommendation of the Nomination and Corporate Governance Committee, and shall serve until their successors shall be duly elected and qualified. Committee members may be removed at any time by vote of the Board.

The Committee shall consist of no fewer than three members. Each member of the Committee shall meet the independence requirements of NASDAQ, the definition of a “Non-employee Director” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended, the requirements of Section 162(m) of the Internal Revenue Code for “outside directors,” and any other regulatory requirements.

III.	STRUCTURE AND MEETINGS

The Committee shall conduct its business in accordance with this Charter, the Company’s Bylaws and any direction by the Board. The Committee chairperson shall be designated by the Board, or, if it does not do so, the Committee members shall elect a chairperson by a vote of the majority of the full Committee. In the event of a tie vote on any issue, the chairperson’s vote shall decide the issue.

The Committee shall meet at least two times a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

The Committee chairperson will preside at each meeting. The chairperson of the Committee (or other member designated by the chairperson or the Committee in the Chairperson’s absence) shall regularly report to the full Board on its proceedings and any actions that the Committee takes. The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Company.

As necessary or desirable, the Chairperson of the Committee may invite any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee, to be present at meetings of the Committee, consistent with the maintenance of confidentiality of compensation discussions. The Chief Executive Officer (the “CEO”) should not attend that portion of the meeting where the CEO’s performance or compensation is discussed.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Committee shall:

a.	Annually review and approve the Company’s corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of such goals and objectives, and, either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee will consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.

b.	Annually review and make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity based-plans. The Committee shall attempt to ensure that the Company’s compensation program is effective in attracting and retaining key employees, reinforces business strategies and objectives for enhanced stockholder value, and is administered in a fair and equitable manner consistent with established policies and guidelines.

c.	Administer the Company’s incentive-compensation plans and equity based-plans (other than plans under which options may be granted only to non-employee directors of the Company) as in effect and as adopted from time to time by the Board; provided that the Board shall retain the authority to interpret such plans.

d.	Approve any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained.

e.	Approve any stock option award or any other type of award as may be required for complying with any tax, securities, or other regulatory requirement, or otherwise determined to be appropriate or desirable by the Committee or Board.

f.	Ensure appropriate overall corporate performance measures and goals are set and determine the extent that established goals have been achieved and any related compensation earned.

g.	Annually review and approve for the Company’s officers i) annual base salary levels; ii) annual incentive compensation levels; iii) long-term incentive compensation levels; iv) employment agreements, severance agreements, and change of control agreements/provisions, in each case as, when and if appropriate; and v) any supplemental or special benefits.

h.	Perform such other functions and have such other powers consistent with this Charter, the Company’s Bylaws and governing law as the Committee or the Board may deem appropriate.

i.	Produce a Committee report on executive compensation as required to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the Securities and Exchange Commission.

j.	Prepare and issue the evaluation required under “Performance Evaluation” below.

V.	PERFORMANCE EVALUATION

The Committee shall annually review and assess the adequacy of this Charter and recommend any proposed changes to the Board for approval. The Committee shall also perform an annual evaluation of its own performance, which shall compare the performance of the Committee with the requirements of this charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

VI.	COMMITTEE RESOURCES

The Committee shall be empowered, without the approval of the Board or management, to engage and compensate independent legal, accounting and other advisors, as it determines necessary to carry out its duties. The Committee shall have the sole authority to retain and terminate any consultant that it uses to assist in the Committee’s evaluation of director, CEO or senior executive compensation and shall have the sole authority to approve that consultant’s fees and other retention terms. The Committee shall receive appropriate funding, as determined by the Committee, from the Company for payment of: (a) compensation to any advisor employed by the Committee; and (b) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may form and delegate authority to subcommittees (which may be a subcommittee having only one member). The Committee may also delegate authority to grant options subject to specified limits to a subcommittee or to one or more individuals who need not be a member of the Board of the Company.

Appendix B

DSP GROUP, INC.

CHARTER OF THE AUDIT COMMITTEE

AUTHORITY AND PURPOSE

The Audit Committee of DSP Group, Inc. (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”) to oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. The Audit Committee (the “Committee”) shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws and applicable laws, rules and regulations.

STATEMENT OF POLICY

The Committee shall oversee the accounting and financial reporting processes of the Corporation and audits of the financial statements of the Corporation. In so doing, the Committee shall endeavor to maintain free and open means of communication between the directors, the independent auditors and the financial management of the Corporation. In addition, the Committee shall review the policies and procedures adopted by the Corporation to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles and applicable rules and regulations of the Securities and Exchange Commission (the “Commission”) and the National Association of Securities Dealers (the “NASD”) applicable to Nasdaq listed issuers. The Committee shall discharge its responsibilities and shall access the information provided by the Corporation’s management and the independent auditors, in accordance with its business judgment. In exercising its business judgment, the Committee shall be entitled to rely on the information and advice provided by the Corporation’s management and/or its independent auditors.

COMMITTEE STRUCTURE AND MEMBERSHIP

The Committee shall be comprised of three or more directors, as determined by the Board. The Committee members shall be designated by the Board, in compliance with the Bylaws of the Corporation, and shall serve at the discretion of the Board. The Audit Committee shall initially be made up of four directors.

Each member of the Committee shall be an independent director (as defined by all applicable rules and regulations). For purposes hereof, an “independent director” shall be one:

•	who accepts no consulting, advisory or other compensatory fee from the Corporation other than in his or her capacity as a member of the Committee, the Board or any other committee of the Board or is not otherwise an affiliated person of the Corporation; and

•	who is free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director.

The Board shall consider whether at least one member of the Committee shall be an “audit committee financial expert,” as defined by Section 407 of the Sarbanes-Oxley Act of 2002, and the existence of such member(s), or the lack thereof and the reason therefore, shall be disclosed in the Corporation’s periodic filings as required by the Commission. In determining whether a member of the Committee is an “audit committee financial expert,” the Board shall consider whether any member of the Committee have an understanding of generally accepted accounting principles and financial statements, experience in the preparation or auditing of financial statements of companies generally comparable to the Corporation, experience in the application of generally accepted accounting principles in connection with the accounting for estimates, accruals and reserves, experience with internal accounting controls and an understanding of audit committee functions.

Each member of the Committee shall be able to read and understand fundamental financial statements in accordance with the rules of the NASD applicable to Nasdaq listed issuers. At least one member shall have past employment experience in finance or accounting, a professional certification in accounting or other comparable experience or background that results in the individual’s possessing the requisite financial sophistication, such as a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. To the extent practical and appropriate, each regularly scheduled meeting should conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. As part of its job to foster open communication, the Committee should, to the extent practical and appropriate, meet periodically with management, the director of the internal auditing function, if any, and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately.

Unless a Chairman of the Committee is elected by the Board, the Committee shall elect a Chairman by majority vote.

POWERS

The Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete, accurate or in accordance with generally accepted accounting principles or applicable law. Those tasks are the responsibility of management and the independent auditors. The Board and the Committee are in place to represent the Corporation’s stockholders. Accordingly, the independent auditors are ultimately accountable to the Board and the Committee.

RESPONSIBILITIES

The Committee’s policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and the Corporation’s stockholders that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

In meeting its responsibilities, the Committee is expected to:

1.	Review and reassess the adequacy of this Charter periodically, and no less frequently than annually, and recommend to the Board any necessary amendments as conditions dictate.

2.	With respect to the Corporation’s independent auditors:

a.

The Committee is responsible for the appointment, compensation and oversight of the work of the Corporation’s independent auditors. The Committee shall pre-approve all auditing services (including the provision of comfort letters) and non-audit services provided by the independent auditors to the Corporation, other than as may be allowed by applicable law. The Committee may delegate to one or more designated Committee members the authority to grant pre-approvals required by the foregoing sentence. The decisions of any Committee member to whom authority is delegated hereunder shall be presented to the Committee at each of its scheduled meetings. The independent auditors shall be ultimately accountable to the Board and to the Committee as representatives of the Corporation’s stockholders, which together shall have the ultimate authority and responsibility to nominate the independent auditors to be proposed for stockholder approval and to select, evaluate and (when appropriate) replace the independent auditors.

b.	Review the independence of the independent auditors, including a review of management consulting services, and related fees, provided by the independent auditors. The Committee shall require the independent auditors at least annually to provide a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with the rules of the NASD applicable to Nasdaq listed issuers and request information from the independent auditors and management to determine the presence or absence of a conflict of interest. The Committee shall actively engage the auditors in a dialogue with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors. The Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the auditors.

3.	Review and concur with management on the scope and responsibilities of an internal audit department, if any, and on the appointment, replacement, reassignment or dismissal of an internal audit department manager or director, as applicable.

4.	Review and discuss with management, before release, the audited financial statements and the Management’s Discussion and Analysis proposed to be included in the Corporation’s Annual Report in Form 10-K. Make a recommendation to the Board whether or not the audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

5.	In connection with its review of the Corporation’s interim and audited financial statements, if no report is made by the independent auditors and management, the Committee shall inquire of the Corporation’s management and the independent auditors as to whether there were any significant financial reporting issues and judgments made in connection with the preparation of such financial statements, as well as the potential impact on the Corporation’s financial statements of any proposed changes in accounting and financial reporting rules.

6.	In consultation with the independent auditors, the internal audit department, if any, and management, consider and review at the completion of the annual examinations and such other times as the Committee may deem appropriate:

a.	The Corporation’s annual financial statements and related notes.

b.	The independent auditors’ audit of the financial statements and their report thereon.

c.	The independent auditors’ reports regarding critical accounting policies, alternative treatments of financial information and other material written communications between the independent auditors and management, including the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (or any amended or successor standard).

d.	Any deficiency in, or suggested improvement to, the procedures or practices employed by the Corporation as reported by the independent auditors in their annual management letter.

7.	The Committee shall at least annually inform the independent auditors, the Chief Financial Officer, the Controller, and the most senior other person, if any, responsible for the internal audit activities, that they should promptly contact the Committee or its Chairman about any significant issue or disagreement concerning the Corporation’s accounting practices or financial statements that is not resolved to their satisfaction.

8.	Periodically, and to the extent appropriate under the circumstances, it may be advisable for the Committee, with the assistance of the independent auditors, the internal audit department, if any, and/or management, to consider and review the following:

a.	Any significant changes required in the independent auditors’ audit plan.

b.	Any difficulties or disputes with management encountered during the course of the audit.

c.	The adequacy of the Corporation’s system of internal financial controls.

d.	The effect or potential effect of any regulatory regime, accounting initiatives or off-balance sheet structures on the Corporation’s financial statements.

e.	Any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Corporation’s financial statements or accounting policies.

f.	Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

9.	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented.

10.	Obtain from the independent auditors assurance that they have complied with Section 10A of the Securities Exchange Act of 1934.

11.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

12.	Prepare a report in the Corporation’s proxy statement in accordance with SEC requirements.

13.	To the extent appropriate or necessary, it is advisable that Committee review the rationale for employing audit firms other than the principal independent auditors; and, where an additional audit firm has been employed, review the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

14.	To the extent that it is practical, it is recommended that one or more members of the Committee periodically review, before release, the unaudited operating results in the Corporation’s quarterly earnings release and/or discuss the contents the quarterly earnings release with management.

15.	The Committee shall direct the independent auditors to use their best efforts to perform all reviews of interim financial information prior to disclosure by the Corporation of such information, and to discuss promptly with the Committee and the Chief Financial Officer any matters identified in connection with the auditors’ review of interim financial information which are required to be discussed by Statement on Auditing Standards No. 61 (or any amended or successor statement).

16.	To the extent that it is practical, it is recommended that one or members of the Committee meet periodically with or interview, in separate sessions, the Chief Financial Officer, the senior internal auditing executive and the independent audit firm engagement partner.

17.	To the extent not otherwise approved by a comparable independent body of the Board, review and approve all related party transactions (consistent with the rules of the NASD applicable to Nasdaq listed issuers).

Appendix C

DSP GROUP, INC.

CHARTER OF THE NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

AUTHORITY AND PURPOSE

The Nomination and Corporate Governance Committee (the “Committee”) of DSP Group, Inc. (the “Corporation”) is appointed by the Corporation’s Board of Directors (the “Board”). The Committee shall assist the Board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the Board and committees of the Board; the review and making of recommendations to the Board regarding the composition and structure of the Board and committees of the Board; the development, evaluation and monitoring of the Corporation’s corporate governance processes and principles. The Committee also is responsible for developing, implementing and monitoring compliance of the Corporation’s Code of Business Conduct and Ethics (the “Code”) and making recommendations to the Board of revisions to the Code from time to time as appropriate. Further, the Committee is responsible for the administration of the Board’s annual self-evaluation process and the sharing of the results thereof with the Board for discussion and deliberation. The Committee shall undertake those specific duties and responsibilities listed below and such other duties as the Board shall from time to time prescribe. The Committee’s policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the Board and the Corporation’s stockholders that the composition, practices and operation of the Board and the corporate governance practices of the Corporation are in accordance with all requirements and are of the highest integrity. All powers of the Committee are subject to the restrictions designated in the Corporation’s Bylaws (the “Bylaws”) and by applicable law.

COMMITTEE MEMBERSHIP

The Committee members (each, a “Member” and collectively, the “Members”) shall be appointed by the Board and will serve at the discretion of the Board. The Committee will consist of no fewer than three members of the Board. Each Member shall meet the independence requirements promulgated by the Securities and Exchange Commission specifically relating to the Members, the National Association of Securities Dealers, Inc., Nasdaq Stock Market (“Nasdaq”) relating to Nasdaq-listed issuers and any governmental or regulatory body exercising authority over the Corporation (the “Regulatory Body”). Each Member also shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a Member. Unless otherwise directed by the Board, each Member shall serve until such Member ceases to serve as a member of the Board, or until his or her successor has been duly appointed by the Board. Members may be removed at any time by vote of the Board.

SUBCOMMITTEE

The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate; provided the subcommittees, if any, are composed entirely of independent directors as defined by the Regulatory Body.

STRUCTURE AND MEETINGS

The Committee shall conduct its business in accordance with this Charter, the Bylaws and any direction by the Board. The Committee chairperson shall be designated by the Board, or, if it does not do so, the Members shall elect a chairperson by a vote of the majority of the full Committee.

The Committee shall meet at least two times a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. Members may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

The Committee chairperson will preside at each meeting and, in consultation with the other Members, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Member in advance of the meeting. The chairperson of the Committee (or other member designated by the chairperson or the Committee in the Chairperson’s absence) shall regularly report to the full Board on its proceedings and any actions that the Committee takes. The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Corporation.

As necessary or desirable, the Chairperson of the Committee may invite any director, officer or employee of the Corporation, or other persons whose advice and counsel are sought by the Committee, to be present at meetings of the Committee.

DUTIES AND RESPONSIBILITIES

The duties of the Committee shall include, without limitation, the following:

1.	Monitor the size and composition of the Board and committees of the Board.

2.	Consider and make recommendations to the Board with respect to the nominations or elections of directors of the Corporation in connection with the slate of directors proposed for stockholder approval at annual meetings of stockholders and vacancies occurring on the Board from time to time, including vacancies resulting from an increase in the size of the Board, except that if the Corporation is at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, the Committee need not evaluate or propose such nomination, unless required by contract or requested by the Board.

3.	Establish, review and evaluate the qualifications for Board membership, which qualifications for consideration by the Committee shall include, among others, the highest personal and professional integrity, demonstrated exceptional ability and judgment, broad experience in business, finance or administration, familiarity with the Corporation’s industry, ability to serve the long-term interests of the Corporation’s stockholders and sufficient time available to devote to the affairs of the Corporation.

4.	Solicit periodic input from the Board and conduct a review of the effectiveness of the structure and operations of the Board.

5.	Make recommendations to the Board concerning the appointment and removal of directors to committees of the Board and suggest rotations for chairpersons of committees as the Committee deems desirable from time to time.

6.	Make recommendations to the Board regarding committee member qualifications, committee structure and operations, delegated responsibilities of the committees and revisions to the charter of each Board committee.

7.	Evaluate and recommend any revisions to Board and committee meeting policies and logistics.

8.	Review on an annual basis director compensation and benefits.

9.	Administer the annual self-evaluation by the Board, share the evaluation results with the full Board and lead Board discussions and analysis thereof.

10.	Develop orientation materials for new directors and corporate governance-related continuing education for all Board members.

11.	Implement, evaluate and monitor compliance of the Code, promptly inform the Board of any non-compliance and make recommendations to the Board regarding any revisions to the Code from time to time as appropriate.

12.	Establish, implement and monitor the processes for effective communication between the Corporation’s stockholders and members of the Board.

13.	Establish, implement and monitor the processes for consideration of stockholder proposals properly submitted in accordance with the provisions of the Bylaws.

14.	Review all stockholders proposals properly submitted to the Corporation in accordance with the provisions of the Bylaws (including any proposal relating to the nomination of a member of the Board) and recommend to the Board appropriate action on each such proposal with input from an independent advisor and/or legal counsel, as appropriate.

15.	Advise the Board periodically with respect to significant developments in the law and practice of corporate governance, with advise from legal counsel as appropriate, as well as the Corporation’s compliance with the Corporation’s corporate guidance guidelines and applicable laws and regulations, and make recommendations to the Board on all matters of corporate governance and on any corrective action to be take, as the Committee may deem appropriate.

16.	Review, at least annually, the Corporation’s compliance with the Nasdaq corporate governance listing requirements, and report to the Board regarding the same.

17.	Coordinate the search for individuals qualified to succeed the Chief Executive Officer of the Corporation and make recommendations to the Board.

18.	Review and reassess, periodically, the adequacy of this Charter and make recommendations to the Board regarding any revisions to this Charter from time to time as appropriate.

COMMITTEE RESOURCES

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain a search firm to be used to identify director candidates. The Committee shall have sole authority to retain and terminate any such search firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors, including outside legal counsel. The Corporation will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

PERFORMANCE EVALUATION

The Committee shall perform an annual evaluation of its own performance, which shall compare the performance of the Committee with the requirements of this Charter. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

DISCLOSURE OF CHARTER

This Charter will be made available on the Corporation’s Web site.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF DSP GROUP, INC.

FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS

May 4, 2004

The undersigned stockholder of DSP GROUP, INC., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 24, 2004, the Company’s Annual Report for the year ended December 31, 2003 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and hereby appoints Eliyahu Ayalon and Moshe Zelnik, or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Stockholders of the Company to be held on May 4, 2004 at 10:00 a.m., local time, at the Drake Swissotel, 440 Park Avenue at 56th Street, New York City, New York 10022, and at any postponement or adjournment thereof, and to vote all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR (1) THE ELECTION OF THE DIRECTORS, AND (2) THE RATIFICATION OF THE SELECTION OF KOST, FORER, GABBAY & KASIERER AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. ELECTION OF THE DIRECTORS:

FOR the nominees listed below (except as indicated)	WITHHOLD AUTHORITY to vote for the nominees listed below

If you wish to withhold authority to vote for any of the following nominees, strike a line through such nominee’s name listed below.

Eliyahu Ayalon

Zvi Limon

Louis Silver

2. PROPOSAL TO RATIFY THE SELECTION OF KOST, FORER, GABBAY & KASIERER AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2004:

FOR	AGAINST	ABSTAIN

DATED: , 2004

(Signature)

(Signature)

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.